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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                         Commission File Number 0-19494


                              PAGING NETWORK, INC.
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             (Exact name of registrant as specified in its charter)


                               14911 QUORUM DRIVE
                               DALLAS, TEXAS 75240
                                 (972) 801-8000
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               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)   [ ]


     Approximate number of holders of record as of the certification or notice date:

                                     one (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Paging
Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 13, 2000               By:  /s/ Gerald J. Cimmino
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                                          Name:  Gerald J. Cimmino
                                          Title: Vice President and Treasurer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.